  P2 Solar, Inc.

Unit 204, 13569 – 76 Avenue

Surrey, British Columbia, Canada V3W 2W3

November 30, 2009

Terence O’Brien

Accounting Chief Branch

Division of Corporate Finance

Securities and Exchange Commission

100 F Street, N.E., Stop 4631

Washington, D.C. 20549

Re:

P2 Solar, Inc.

Item 4.02 Form 8-K

Filed November 17, 2009

File No. 333-91190

Dear Ms. Thompson:

In connection with responding to your comment letter dated November 24, 2009, P2 Solar, Inc., a Delaware corporation (the “Company”), hereby acknowledges that:

•

the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

•

staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•

the Company may not assert staff comments as a defense in any proceeding initiated by the Commission  or any person under the federal securities laws of the United States.

Sincerely yours,

P2 Solar, Inc.

/s/ Raj-Mohinder S. Gurm